UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              Trailer Bridge, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   89782 10 3
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [_]           Rule 13d-1(b)

                [_]           Rule 13d-1(c)

                [X]           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 5 Pages

------------------------------------------------------
CUSIP No. 89782 10 3
------------------------------------------------------


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           John D. McCown
================================================================================
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [_]
================================================================================
  3        SEC USE ONLY
================================================================================
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
================================================================================
                               5      SOLE VOTING POWER
        NUMBER OF
          SHARES                      1,385,200
       BENEFICIALLY          ===================================================
         OWNED BY              6      SHARED VOTING POWER
           EACH
        REPORTING                     N/A
          PERSON             ===================================================
           WITH                7      SOLE DISPOSITIVE POWER

                                      1,385,200
                             ===================================================
                               8      SHARED DISPOSITIVE POWER

                                      N/A
================================================================================
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,385,200
================================================================================
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                             [_]
================================================================================
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            14.2%
================================================================================
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================


                               Page 2 of 5 Pages

------------------------------------------------------
CUSIP No. 89782 10 3
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ----------       ---------------

                            Trailer Bridge, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------

                            10405 New Berlin Road, East
                            Jacksonville, FL 32226


           Item 2(a).       Name of Person Filing:
           ----------       ----------------------

                            John D. McCown


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       Residence:
                            -------------------------------------------------

                            660 Madison Avenue, 10th Floor
                            New York, NY 10021-8405


           Item 2(c).       Citizenship:
           ----------       ------------

                            United States


           Item 2(d).       Title of Class of Securities:
           ----------       -----------------------------

                            Common Stock, $0.01 par value


           Item 2(e).       CUSIP Number:
           ----------       -------------

                            89782 10 3


           Item 3.          If this statement is filed pursuant to Rules
           ------- 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                            -----------------------------------------------

                            Inapplicable


           Item 4.          Ownership (as of December 31, 1999)
           -------          -----------------------------------

                            (a)   Amount Beneficially Owned:  1,385,200

                            (b)   Percent of Class:  14.2%


                               Page 3 of 5 Pages

------------------------------------------------------
CUSIP No. 89782 10 3
------------------------------------------------------


                            (c)   Number of shares as to which such person has:

                                  (i)  sole power to vote or to direct the vote:

                                       1,385,200*

                                 (ii)  shared power to vote or to direct the
                                       vote:

                                       Inapplicable

                                (iii) sole power to dispose or to direct the disposition of:

                                       1,385,200*

                                 (iv) shared power to dispose or to direct the disposition of:

                                       Inapplicable

                            *Includes 1,334,500 shares subject to immediately exercisable options granted to Mr. McCown by Malcom
                            P. McLean

           Item 5.          Ownership of Five Percent or Less of a Class.
           -------          ---------------------------------------------

                            Inapplicable

           Item 6.          Ownership of More than Five Percent on Behalf of
           -------          Another Person.
                            ------------------------------------------------

                            Inapplicable

           Item 7.          Identification and Classification of the Subsidiary
           ------- Which Acquired the Security Being Reported on By the Parent Holding Company.
                            ----------------------------------------------------

                            Inapplicable

           Item 8.          Identification and Classification of Members of the
           -------          Group.
                            ----------------------------------------------------

                            Inapplicable

           Item 9.          Notice of Dissolution of Group.
           -------          -------------------------------

                            Inapplicable

           Item 10.         Certification.
           --------         --------------

                            Inapplicable


                               Page 4 of 5 Pages

                                    SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 8, 2000


         /s/ John D. McCown
         ----------------------------------
         John D. McCown